10.26

FOURTH AMENDMENT TO LEASE AGREEMENT

This Fourth Amendment to Lease Agreement (this “Amendment”) is between University Research Park, Incorporated, a Wisconsin nonstock corporation (“Landlord”) and Arrowhead Madison Inc., a Delaware corporation (“Tenant’) and is dated as of September 19, 2019.

RECITALS

A.Landlord and Tenant are parties to that certain Lease Agreement dated as of January 8, 2016, as amended by that certain First Amendment to Lease Agreement dated October 22,2018, that certain Second Amendment to Lease Agreement dated January 10, 2019, and that certain Third Amendment to Lease Agreement dated January 11, 2019 (collectively, the “Original Lease”). The Original Lease and this Amendment are together referred to herein as the “Lease.”

B.Pursuant to the Original Lease, Tenant leases from Landlord approximately 63,662 rentable square feet located at 502 South Rosa Road, Madison, Wisconsin and approximately 7,558 rentable square feet located at 504 South Rosa Road, Madison, Wisconsin, each as more particularly defined in the Original Lease (the “Leased Premises”).

C.Landlord and Tenant wish to amend the Lease to allow Tenant, at Tenant’s expense, to expand the Leased Premises as more particularly set forth in this Amendment.

AGREEMENTS

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Defined Terms. Terms that are not defined in this Amendment but are defined in the Original Lease have the meanings given in the Original Lease.

2.Amendment of Lease. The Lease is hereby amended as follows:

a.Second Expansion Premises. Subject to the provisions of this Amendment, effective as of the date hereof, the Leased Premises shall be expanded to include the approximately 2,971 rentable square feet of space (equal to 2,661 rsf for liquid storage and 310 rsf for vestibule enclosure) depicted on Exhibit A attached hereto (the “Second Expansion Premises”).

b.Base Rent. No Base Rent shall be payable on the Second Expansion Premises for the entire Term and any Extended Term.

c.Tenant’s Proportionate Share. Effective January 1, 2020 (without regard to the status of completion of the Tenant Second Expansion Improvements, as defined below), Tenant’s Proportionate Share shall be increased to approximately 50.8% (resulting from 74,191 rsf divided by 146,036 rsf) as a result of the inclusion of the Second Expansion Premises within the Leased Premises and Tenant shall thereafter in accordance with Section 2.2 of the Original Lease pay, as additional rent, Tenant’s Proportionate Share of all amounts set forth in the Original Lease, including, without limitation, Real Estate Taxes, Common Area/Operating Expenses and Landlord’s insurance and utilities based thereon.

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d. Second Expansion Premises Condition; Tenant Second Expansion Improvements. Tenant accepts the Second Expansion Premises in as-is, where-is condition and acknowledges that Landlord has not made any representation or warranty related thereto and Landlord shall not be required to construct, modify or otherwise improve the Second Expansion Premises in any manner. Promptly following the date hereof, Tenant shall in a diligent, good and workmanlike manner in accordance with plans to be approved by Landlord and in compliance with all applicable federal, state and local laws, rules, regulations and ordinances, improve the Second Expansion Premises pursuant to the process as described on Exhibit B attached hereto, at Tenant’s sole expense (collectively, “Tenant Second Expansion Improvements”). Section 1.6 in the Original Lease shall not apply to construction of the Tenant Second Expansion Improvements, which shall be governed solely by this Amendment.

e.Review Fee. Tenant shall pay to Landlord within 30 days of the date hereof a review fee in an amount not to exceed $7,500 to compensate Landlord for its actual and verifiable costs incurred prior to the execution of this Amendment in connection with outside counsel legal fees for the drafting and legal review of this Amendment and the architectural review by Strang of the Tenant Second Expansion Improvements.

f.Maintenance and Repair of Second Expansion Premises. Notwithstanding any provision in the Lease to the contrary (including the replacement reimbursement provisions set forth in Section 3.1 or with respect to Section 3.2), Landlord shall have no obligation to maintain, repair or replace the Second Expansion Premises or Tenant Second Expansion Improvements in any manner (including, without limitation, with respect to the foundations, exterior walls, roof or structural components thereof or to reimburse Tenant for any HVAC or elevator expenses related thereto). Tenant shall, in a good and workmanlike manner, at Tenant’s sole expense, keep the Second Expansion Premises and all components and systems thereof in good order, condition and repair, reasonable wear and tear and casualty excepted. To the extent that any warranties related to the Tenant Second Expansion Improvements remain in effect upon the expiration or earlier termination of this Lease, Tenant shall assign all such warranties to Landlord.

g.Insurance of Second Expansion Premises. Tenant shall be responsible for obtaining Builder’s Risk Insurance with industry standard coverage during construction of the Tenant Second Expansion Improvements with commercially reasonable limits. Following Substantial Completion (as defined in Exhibit B), Landlord shall thereafter add that portion of the Tenant Second Expansion Improvements including the building and building systems (excluding any Tenant trade fixtures, furniture and equipment) to the property insurance policy maintained by Landlord pursuant to Section 6.1 of the Original Lease. Tenant shall provide to Landlord with its cost of construction of the Tenant Second Expansion Improvements, including reasonable supporting information so that Landlord can adjust its insurance policy appropriately.

h.Construction Liens. Nothing contained herein shall imply any consent or agreement on the part of Landlord or any ground or underlying lessors or mortgagees having an interest in the Property to subject their respective estates or interests to liability under any mechanic’s or other lien law and, to the extent a lien arises out of any work performed by or at the direction of Tenant, such lien shall be limited to Tenant’s interest in this Lease. Nothing in this Section 2.h. shall be interpreted to limit Tenant’s indemnity and other obligations set forth in Section 3.6 of the Original Lease. Tenant shall, at the same time that Tenant makes payment to its contractors, subcontractors and material suppliers in connection with the Tenant Second Expansion Improvements, provide Landlord with copies of the draw requests and supporting information together with valid construction lien waivers from all parties paid in connection with such draw requests (such lien waivers may be partial waivers during construction and during construction, subcontractors and material suppliers may supply such lien waivers on a “draw delay” basis). Upon Substantial Completion, Tenant shall provide Landlord with full and final lien waivers from all contractors, subcontractors and material suppliers.

3.Effect. Except as amended by this Amendment, all of the terms, covenants, conditions, provisions, and agreements of the Original Lease remain in full force and effect. The provisions of this Amendment supersede and control over any conflicting provisions in the Original Lease.

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4.Estoppel. Tenant and Landlord hereby represent and warrant that, as of the date hereof (to the best of their actual knowledge with respect to items (b) and (c)), (a) the Lease is in full force and effect and has not been modified or amended, except as set forth herein, (b) neither Tenant nor Landlord is in default under the Lease nor does Tenant or Landlord have any knowledge of any event which with the giving of notice and passage of time would result in a default, and (c) Landlord and Tenant have performed all obligations on each of their respective parts under the Lease, and neither Party has any claims against the other Party, including any claims of offset against any rent or other sums payable by Tenant under the Lease.

5.Miscellaneous. This Amendment and the Lease embodies the entire agreement between the parties as to its subject matter and supersedes any prior agreements with respect thereto. There are no agreements or understandings between the parties with respect to the subject matter of this Amendment not set forth in this Amendment or the Lease. This Amendment cannot be modified except by a writing signed by both parties.

6.Signing and Delivery. This Amendment will be effective only when both Landlord and Tenant have signed and delivered it. Landlord’s submission of an unsigned copy this Amendment to Tenant for evaluation, negotiation, or signature by Tenant will not constitute signature of this Amendment by Landlord or otherwise bind Landlord, regardless of whether the cover letter or email transmitting that copy of this Amendment is signed or contains words of approval. This Amendment may be signed in counterparts and, when counterparts of this Amendment have been signed and delivered by the required parties as provided in this section, this Amendment will be fully binding and effective, just as if both of the parties had signed and delivered a single counterpart of this Amendment. Any counterpart transmitted by facsimile or email shall, in all cases, be deemed an original signature.

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IN WITNESS WHEREOF, this Fourth Amendment to Lease is signed by the parties as of the date set forth above.

Landlord:

Tenant:

The undersigned Guarantor consents to the terms of this Fourth Amendment to Lease Agreement and agrees that except as limited by the First Amendment to Lease Agreement dated October 22, 2018, the Guaranty Agreement dated January 8, 2016 remains in full force and effect, including with respect to Tenant’s obligations pursuant to this Fourth Amendment to Lease Agreement.

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